EXHIBIT 10.1

11 Hurley Street
Cambridge, MA 02141
P 617-401-9000
F 617-494-0985

August 6, 2019

By Hand

Cynthia Collins

Dear Cindy:

On behalf of Editas Medicine, Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company.  The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

1.         You will be employed to serve on a full-time basis as President and Chief Executive Officer (“CEO”), effective August 19, 2019 (the “Effective Date”).  As CEO, you will be responsible for such duties as are consistent with such position.  You shall report to the Company’s Board of Directors (the “Board”). During your employment as CEO, you will remain a member of the Board.  Upon the ending of your employment as CEO, you shall immediately resign from the Board as well as from your position as CEO and any other position(s) with the Company to which you were elected or appointed in connection with your employment or Board membership.

2.         Your base salary will be at the rate of $26,041.67 per semi-monthly pay period (equivalent to an annualized base salary of $625,000), subject to tax and other withholdings as required by law.  Such base salary may be increased from time to time (commencing effective as of January 2021) in accordance with normal business practice and in the sole discretion of the Company.

3.         Following the end of each fiscal year and subject to the approval of the Board (or a duly authorized committee thereof), you will be eligible for a retention and performance bonus, targeted at 60% of your annualized base salary, based on the Company’s performance during the applicable fiscal year, as determined by the Board (or such committee) in its sole discretion in accordance with certain corporate goals determined by the Board (or such committee) in its sole discretion each year; provided, however, that, for 2019, you shall be entitled to a minimum bonus equal to your target bonus, pro-rated based on the number of days employed divided by 365.  You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided that the Company will award and pay any bonus for the prior calendar year before March 15th of the next succeeding calendar year.  Notwithstanding the foregoing, if you die or become disabled  (as defined under the Company’s long-term disability plan) prior to the date of payment of the bonus, you will be entitled to receive a pro-rata portion of the bonus to which you would otherwise have been entitled (based on the number of days in the year to which the bonus relates prior to your death or disability divided by 365).  You will also be eligible to participate in the Company’s long-term incentive plan which provides for annual equity awards, as determined in the sole discretion of the Board (or a duly authorized committee thereof) after consideration of individual employee performance and Company performance benchmarked against the Company’s peer group, and such other factors as the Board (or a duly authorized committee thereof) determines to be relevant in its discretion.

4.         You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

5.         You will be eligible for paid vacation and holidays in accordance with Company policy.

6.         The Company shall reimburse you for all reasonable and necessary documented out of pocket expenses incurred or paid by you in connection with, or related to, the performance of your services to the Company, including without limitation all travel (first or business class) and hotel and ancillary expenses (it being understood that general travel directly to and from your current residence to the greater Boston area shall not be a reimbursable business expense, except to the extent such travel constitutes Relocation Expenses (as defined below)). You shall abide by the Company’s expense reimbursement policy, except as otherwise set forth herein or with the prior written approval of the Chairman of the Board.

7.         Subject to approval of the Company’s Board of Directors, the Company shall grant you, as soon as reasonably practicable following the Effective Date  (i) an option to purchase an aggregate of 500,000 shares of the Company’s common stock (the “Time-Vesting Option”) at an exercise or purchase price equal to the fair market value of the Company’s common stock on the date of grant, (ii) an option to purchase an aggregate of 250,000 shares of the Company’s common stock (the “Performance-Vesting Option”) at an exercise or purchase price equal to the fair market value of the Company’s common stock on the date of grant, and (iii) a restricted stock unit award for 20,000 shares of the Company’s common stock (the “RSU Award” and collectively with the Time-Vesting Option and the Performance-Vesting Option, the “Equity Awards”).  The Time-Vesting Option will vest over four (4) years at the rate of 25% on the first anniversary of the commencement date of your employment, and an additional 2.0833% of the original number of shares at the end of each successive month following the first anniversary of the vesting commencement date until the fourth anniversary of the commencement date of your employment. The Performance-Vesting Option will vest as to 1/3 of the shares underlying the option as of the date on which the closing price of the Company’s common stock, as reported on the Nasdaq Global Select Market, has for 15 consecutive trading days (in the five-year period following grant) equaled or exceeded $50.00, $75.00 and $100.00, respectively.  The RSU Award shall vest as to 1/3 of the shares on each of the first, second and third anniversaries of the date of grant.  The Equity Awards will be granted under and subject to the terms of the Company’s 2015 Stock Incentive Plan and evidenced in writing by, and subject to the terms of a stock option agreement and a restricted stock unit agreement, as applicable, thereunder.

8.         You may be eligible to receive such future stock option grants as the Board of Directors of the Company shall deem appropriate.  During the month of August 2019 or as soon as reasonably practicable thereafter, the Company shall issue to you, in settlement of the restricted stock unit award for 8,283 shares granted on January 31, 2019 and the special bonus award (being satisfied by grant of a restricted stock unit for 8,283 shares on August 6, 2019) described in Section 3.1(b) and Section 3.1(c) respectively of your Consulting Agreement with the Company dated January 20, 2019, 8,283 and 8,283 fully vested shares of common stock of the Company,  respectively, subject to all applicable taxes and other withholdings.  You and the Company acknowledge that income and employment taxes with respect to such awards will be met through the sell-to-cover instructions set forth in your Durable Automatic Sale Instruction dated May 11, 2019.

9.         You will be eligible to participate in the Company’s Severance Benefits Plan, a copy of which is attached hereto as Exhibit A, at the Chief Executive Officer level.  Your eligibility under the Severance Benefits Plan is subject to the terms and conditions thereof.  Notwithstanding anything to the contrary in the Severance Benefits Plan, the Company agrees:

a.          A “Non-Change in Control Termination” shall mean a termination of your employment by the Company without Cause or by you with Good Reason, as defined in the Severance Benefits Plan, prior to or more than twelve (12) months following a Change in Control.

b.         Notwithstanding Section 9 of the Severance Benefits Plan, if you terminate your employment for Good Reason or if the Company terminates your employment without Cause at any time in a Covered Termination, the Time-Vesting Option and the RSU Award (but not the Performance-Vesting Option) shall become fully vested and exercisable, or free from forfeiture or repurchase.

10.       You will work out of the Company’s office in Cambridge, Massachusetts, with the understanding that you may be required to travel to other locations in connection with the performance of your duties, at the expense of the Company.  The Company further acknowledges and agrees that you may work remotely as you deem reasonable, subject to your fulfillment of the functions of your position.  In connection with your employment with the Company, you will establish a residence in the greater Boston area.  To assist with your relocation and so long as you are employed by the Company, the Company will reimburse you for (i) the expenses incurred by you prior to December 31, 2019, associated with moving your household goods and personal effects to the greater Boston area; and (ii) beginning on the Effective Date and continuing until the date on which you secure housing in the greater Boston area (though in no event later than December 31, 2019) your travel and hotel expenses for you and your family (collectively, the “Relocation Expenses”).  The payments and/or reimbursements relating to Relocation Expenses provided for herein shall be subject to all applicable tax and other withholdings as required by law and shall be made upon receipt of documentation of such expenses in a form satisfactory to the Company; provided, however, that no payments or reimbursements hereunder will be made later than March 15, 2020.  The Company will also “gross up” the Relocation Expenses (which will be taxable to you as income) by paying you an additional 0.67x the amount reimbursed to you, if any, each month.

In addition to the Relocation Expenses, the Company will, for a period of two years following the date you secure housing in the greater Boston area and so long as you are employed by the Company, pay you up to $5,000 per month (equivalent to $60,000 annualized) for housing expenses in the greater Boston area (the “Housing Payments”), subject to all applicable taxes and other withholdings required by law.  The Company will also “gross up” the Housing Payments

(which will be taxed to you as income) by paying you an additional 0.67x the amount paid to you each month.  All reimbursements and in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified herein), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

The Company shall also reimburse you up to $15,000 for your attorneys’ fees incurred in connection with the negotiation of this offer letter.

11.       You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit B and Exhibit C, as a condition of employment.

12.       You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

13.       You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.  You may need to obtain a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

14.       This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chairman of the Board, which expressly states the intention to modify the at-will nature of your employment.

15.       You agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.  The Company is aware that you have existing commitments, including as a member of the board of several companies and industry organizations and as a consultant through your consulting firm Cynthia Collins & Associates LLC, all of which have been disclosed to the Board of Directors of the Company, and nothing in this letter agreement or any other agreement with the Company or Company policy is intended to prohibit or prevent your continued service with those roles and, subject to your compliance with applicable

Company policies for approval by the Board (or a committee thereof), similar board assignments in the future.

16.       As an employee of the Company, you will be required to comply with all Company policies and procedures.  Violations of the Company’s policies may lead to immediate termination of your employment.  Further, the Company's premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

17.       For the duration of your employment, the Company agrees to maintain directors and officers liability insurance at its expense, and agrees to indemnify you to the fullest extent permitted by law, the Company’s Bylaws, or any other applicable statute, rule of law, contract, or insurance policy.

18.       This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company.  The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to the undersigned, by August 6, 2019.  If you do not accept this offer by August 6, 2019, this offer will be revoked.

Very Truly Yours,

EDITAS MEDICINE, INC.

By:	/s/ James C. Mullen
Name: James C. Mullen
Title: Chairman of the Board

The foregoing correctly sets forth the terms of my employment by Editas Medicine, Inc. I am not relying on any other representation, except as set forth in this letter.

Date: August 6, 2019	/s/ Cynthia Collins
Cynthia Collins

EXHIBIT A

SEVERANCE BENEFITS PLAN

Severance Benefits Plan

1.         Establishment of Plan.  Editas Medicine, Inc., a Delaware corporation (the “Company”), hereby establishes an unfunded severance benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA.  The Plan is in effect for Covered Employees who experience a Covered Termination occurring after the Effective Date and before the termination of this Plan.  This Plan supersedes any and all (i) severance plans and separation policies applying to Covered Employees that may have been in effect before the Effective Date with respect to any termination that would, under the terms of this Plan, constitute a Covered Termination and (ii) the provisions of any agreements between any Covered Employee and the Company that provide for severance benefits solely as such agreements relate to severance benefits.

2.         Purpose.  The purpose of the Plan is to establish the conditions under which Covered Employees will receive the severance benefits described herein if employment with the Company (or its successor in a Change in Control (as defined below)) terminates under the circumstances specified herein.  The severance benefits paid under the Plan are intended to assist employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

3.         Definitions.  For purposes of this Plan,

(a)        “Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base rate of pay as in effect immediately before a Covered Termination (or prior to the Change of Control, if greater) and exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

(b)        “Benefits Continuation” shall have the meaning set forth in Section 8(a) hereof.

(c)        “Board” shall mean the Board of Directors of the Company.

(d)        “Cause” shall mean any of: (a)  your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company’s Board of Directors that you have (i) engaged in dishonesty, willful misconduct or gross negligence that has a material adverse effect on the Company, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) materially breached the terms of any restrictive covenants or confidentiality agreement with the Company (and not cured same within any cure period applicable to such covenants or confidentiality agreement); or (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, provided that in the case of (iv) that you were given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board reasonably determines that such violation or failure is curable).

(e)        “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii):  (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company.

(f)        “Change in Control Termination” shall mean a termination of the Covered Employee’s employment by the Company without Cause or by the Covered Employee for Good Reason, in either case within the twelve (12) months following a Change in Control.

(g)        “COBRA”  shall mean the Consolidated Omnibus Budget Reconciliation Act.

(h)        “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i)         “Company” shall mean Editas Medicine, Inc. or, following a Change in Control, any successor thereto.

(j)         “Covered Employees” shall mean all Regular Full‑Time Employees (both exempt and non‑exempt) who are (i) Executives or (ii) otherwise designated by the Board or by an authorized committee to be a Covered Employee under this Plan, who experience a Covered Termination and who are not designated as ineligible to receive severance benefits under the Plan as provided in Section 5 hereof. For the avoidance of doubt, neither Temporary Employees nor Part-Time Employees are eligible for severance benefits under the Plan.  An employee’s full‑time, part-time or temporary status for the purpose of this Plan is determined by the Plan Administrator upon review of the employee’s status immediately before termination.  Any person who is classified by the Company as an independent contractor or third party employee is not eligible for severance benefits even if such classification is modified retroactively.

(k)        “Covered Termination” shall mean (i) Non-Change in Control Termination or (ii) a Change in Control Termination.

(l)         “Effective Date” shall mean December 10, 2015.

(m)       “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(n)        “Executive” shall mean any employee of the Company holding the title of Vice President or above.

(o)        “Good Reason” is defined as: (i) a material diminution in the employee’s base compensation; (ii) a material diminution in the employee’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which the employee must perform the services; or (iv) any other action or inaction that constitutes a material breach by the Company of any agreement under which the employee provides services; provided, however, that in any case the employee has not consented to the condition which would otherwise give rise to a Good Reason.  In order to establish a “Good Reason” for terminating employment, an employee must provide written notice to the Company of the existence of the condition giving rise to the Good Reason, which notice must be provided within 90 days of the initial existence of such condition, the Company must fail to cure the condition within 30 days thereafter, and an employee’s termination of employment must occur no later than one year following the initial existence of the condition giving rise to Good Reason.

(p)        “Non-Change in Control Termination” shall mean a termination of the Covered Employee’s employment by the Company without Cause prior to or more than twelve (12) months following a Change in Control.

(q)        “Other C-Level Officer” shall mean the Chief Financial Officer, the Chief Operating Officer, the Chief Technology Officer and any other officer of the Company reporting directly to the Chief Executive Officer or otherwise designated by the Board as an Other C-Level Officer for purposes of the Plan.

(r)        “Part-Time Employees” shall mean employees who are not Regular Full-Time Employees and are treated as such by the Company.

(s)        “Participants” shall mean Covered Employees.

(t)         “Plan Administrator” shall have the meaning set forth in Section 14 hereof.

(u)        “Release” shall have the meaning set forth in Section 6 hereof.

(v)        “Release Effective Date” shall have the meaning set forth in Section 13(c)(i) hereof.

(w)       “Regular Full-Time Employees” shall mean employees, other than Temporary Employees, normally scheduled to work at least 30 hours a week unless the Company’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees.

(x)        “Severance Pay” shall have the meaning set forth in Section 7 hereof.

(y)        “Severance Period” shall mean the applicable severance period determined under the chart in Section 7 hereof based on the type of Covered Termination and the Title/ Role of the Covered Employee.

(z)        “Temporary Employees” are employees treated as such by the Company,

whether or not in writing.

4.         Coverage.       A Covered Employee may be entitled to receive severance benefits under the Plan if such employee experiences a Covered Termination.  In order to receive severance benefits under the Plan, Covered Employees must meet the eligibility and other requirements provided below in Sections 5 and 6 of the Plan.

5.         Eligibility for Severance Benefits.  The following employees will not be eligible for severance benefits, except to the extent specifically determined otherwise by the Plan Administrator:  (a) an employee who is terminated for Cause; (b) an employee who retires, terminates employment as a result of an inability to performs his duties due to physical or mental disability or dies; (c) an employee who voluntarily terminates his employment, except, in the case of a Covered Termination for Good Reason; (d) an employee who is employed for a specific period of time in accordance with the terms of a written employment agreement; and (e) an employee who promptly becomes employed by another member of the controlled group of entities of which the Company (or its successor in the Change in Control) is a member as defined in Sections 414(b) and (c) of Code.

6.         Release; Timing of Severance Benefits.  Receipt of any severance benefits under the Plan requires that the Covered Employee:  (a) comply with the provisions of any applicable noncompetition, nonsolicitation, and other obligations to the Company; and (b) execute and deliver a suitable waiver and release under which the Covered Employee releases and discharges the Company and its affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between the Company and the Covered Employee (the “Release”) which Release becomes binding within 60 days following the Covered Employee’s termination of employment.  The Severance Pay will be paid in accordance with the terms of the Plan and the Company’s regular pay practices in effect from time to time and the Benefits Continuation will be paid in the amount and at the time premium payments are made by other participants in the Company’s health benefit plans with the same coverage. The payments shall be made or commence on the first payroll date after the Release Effective Date.

7.         Cash Severance.  A Covered Employee entitled to severance benefits under this Plan shall be entitled to the continuation of such employee’s monthly Base Salary for the Severance Period indicated below (“Severance Pay”), based upon his or her title/role.

Title/ Role of Covered Employee	Non-Change in Control Termination Severance Period	Change in Control Termination Severance Period
Chief Executive Officer	Twelve (12) months	Twelve (12) months
Other C-Level Officer or Senior Vice President	Twelve (12) months	Twelve (12) months

Vice President	Six (6) months	Nine (9) months

For purposes of this Section 7 and Section 8 below, a Covered Employee’s title/role shall be such employee’s title/role immediately prior to the Covered Termination or, if such employee’s title/role was changed in connection with the Change in Control, immediately prior to the Change in Control.

8.         Other Severance Benefits.  In addition to the foregoing Severance Pay, the severance benefits under the Plan shall include the following benefits:

(a)    Company contributions to the cost of COBRA coverage on behalf of the Covered Employee and any applicable dependents for no longer than the Covered Employee’s applicable Severance Period if the Covered Employee elects COBRA coverage, and only so long as such coverage continues in force.  Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect for an active employee with the same coverage elections; provided that if the Covered Employee commences new employment and is eligible for a new group health plan, the Company’s continued contributions toward health and dental coverage shall end when the new employment begins (“Benefits Continuation”).

(b)    Any unpaid annual bonus in respect to any completed bonus period which has ended prior to the date of the Participant’s Covered Termination and which the Board deems granted to the Participant in its discretion pursuant to the Company’s contingent compensation program, payable at the same time as annual bonuses are paid to other employees of the Company or, if later, upon the Release Effective Date.

(c)    In the case of a Change in Control Termination, a bonus amount equal to the multiple of (i) a fraction the numerator of which is the Severance Period and the denominator of which is twelve (12) and (ii) the Covered Employee’s target annual bonus for the year of the Change in Control Termination, payable in a lump sum on the Release Effective Date.

9.         Equity Awards.  In the case of a Change in Control Termination, any unvested equity awards shall become fully vested and exercisable, or free from forfeiture or repurchase, effective upon the Release Effective Date.  Except as set forth in the foregoing sentence, the treatment of a Covered Employee’s equity awards with the Company upon a Covered Termination shall be dictated by the terms of the applicable award agreements.

10.       Recoupment.  If a Covered Employee fails to comply with the terms of the Plan, including the provisions of Section 6 above, the Company may require payment to the Company of any benefits described in Sections 7 and 8 above that the Covered Employee has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Plan Administrator.  Payment is due in cash or by check within 10 days after the Company provides notice to a Covered Employee that it is enforcing this provision.  Any benefits described in Sections 7 and 8 above not yet received by such Covered Employee will be immediately forfeited.

11.       Death. If a Participant dies after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary designated by the Participant prior to or in connection with such Participant’s Covered Termination or, if no such beneficiary has been designated, to the Participant’s estate.  For the avoidance of doubt, if a Participant dies during such Participant’s applicable Severance Period, Benefits Continuation will continue for the Participant’s applicable dependents for the remainder of the Participant’s Severance Period.

12.       Withholding.  The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

13.       Section 409A.  It is expected that the payments and benefits provided under this Plan will be exempt from the application of Section 409A of the Code, and the guidance issued thereunder (“Section 409A”).  The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.  Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

Notwithstanding the foregoing, to the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:

(a)        Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A.  Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion.  Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b)        Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates become publicly-traded and a Covered Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i)         With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six month period measured from the date of such “separation from service” of the Covered Employee, and (B) the date of the Covered Employee’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Employee in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii)       To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period.  Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.

(c)        To the extent that severance benefits pursuant to this Plan are conditioned upon a Release, the Covered Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within 60 days following the date of the termination of the Covered Employee’s employment with the Company.  If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)         To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement applied as though such payments commenced immediately upon the termination of Covered Employee’s employment with the Company, and any payments made after the Release Effective Date shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment with the Company.

(ii)       To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within 60 days of the date of termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the 60th day following the termination of the Covered Employee’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year.  The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Covered Employee’s employment with the Company, and any payments made after the first such payment shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment with the Company.

(d)        The Company makes no representations or warranties and shall have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

14.       Section 280G.  Notwithstanding any other provision of this Plan, except as set forth in Section 14(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:

(a) The Company shall not be obligated to provide to the Covered Employee any portion of any “Contingent Compensation Payments” (as defined below) that the Covered Employee would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Covered Employee.  For purposes of this Section 14, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 14(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Covered Employee if the Eliminated Payments (determined without regard to this sentence) were paid to the Covered Employee (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Covered Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 14(b) shall be referred to as a

“Section 14(b) Override.”  For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 14 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Covered Employee following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 14(d).  Within thirty (30) days after each date on which the Covered Employee first become entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Covered Employee (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 14(b) Override is applicable.  Within thirty (30) days after delivery of such notice to the Covered Employee, the Covered Employee shall deliver a response to the Company (the “Covered Employee Response”) stating either (A) that the Covered Employee agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Covered Employee disagrees with such determination, in which case the Covered Employee shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 14(b) Override is applicable.  In the event that the Covered Employee fails to deliver an Covered Employee Response on or before the required date, the Company’s initial determination shall be final.  If the Covered Employee states in the Covered Employee Response that the Covered Employee agrees with the Company’s determination, the Company shall make the Potential Payments to the Covered Employee within three (3) business days following delivery to the Company of the Covered Employee Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If the Covered Employee states in the Covered Employee Response that the Covered Employee disagree with the Company’s determination, then, for a period of sixty (60) days following delivery of the Covered Employee Response, the Covered Employee and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three (3) business days following delivery to the Company of the Covered Employee Response, make to the Covered Employee those Potential Payments as to which there is no dispute between the Company and the Covered Employee regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute.

(e) The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio.  The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by the Covered Employee for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by the Covered Employee in respect of the applicable Contingent Compensation Payment.  For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1 Q/A-24(b) or (c)).

(f) The provisions of this Section 14 are intended to apply to any and all payments or benefits available to the Covered Employee under this Plan or any other agreement or plan of the Company under which the Covered Employee receives Contingent Compensation Payments.

15.       Plan Administration.

(a)        Plan Administrator. The Plan Administrator shall be the Board or a committee thereof designated by the Board (the “Committee”); provided, however, that the Board or such Committee may in its sole discretion appoint a new Plan Administrator to administer the Plan following a Change in Control.  The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA.  The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at the following address:

Editas Medicine, Inc.

300 Third Street

First Floor
Cambridge, MA  02142

(b)       Decisions, Powers and Duties.  The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator.  The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution.  The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.

16.       Indemnification.  To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

17.       Plan Not an Employment Contract.  The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee.  Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason.  No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any.  All rights and claims are limited as set forth in the Plan.

18.       Severability.  In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

19.       Non‑Assignability.  No right or interest of any Covered Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

20.       Integration With Other Pay or Benefits Requirements.  The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Employees on a Covered Termination, except to the extent otherwise specifically provided in a separate agreement.  To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by this Plan, or to the extent that any federal, state or local law, including, without limitation, so‑called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment.  The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

21.       Amendment or Termination.  The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Covered Employee shall be unanimously approved by the Company’s Board of Directors,  (b) no such amendment, modification or termination may affect the rights of a Covered Employee then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change in Control shall be effective for one year. The Board intends to review the Plan at least annually.

22.       Governing Law.  The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the Commonwealth of Massachusetts (without regard to conflict of laws provisions) to the extent not preempted by federal law.

EXHIBIT B

INVENTION AND NON-DISCLOSURE AGREEMENT

This Invention and Non-Disclosure Agreement (this “Agreement”) made this ____ day of _____________, 2019, is by and between Editas Medicine, Inc., a Delaware corporation (the “Company”), and Cynthia Collins (the “Employee”).

In consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.         Condition of Employment.

The Employee acknowledges that Employee’s employment and/or the continuance of that employment with the Company is contingent upon Employee’s agreement to sign and adhere to the provisions of this Agreement.  The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the survival and success of the Company’s business.

2.         Proprietary and Confidential Information.

(a)        The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data obtained pursuant to the Employee’s duties and responsibilities, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  Except as otherwise permitted by Section 5 below, the Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of Employee’s duties as an employee of the Company) without written approval by an officer of the Company, either during or after Employee’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.  While employed by the Company, the Employee will use the Employee's best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b)        The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which come into Employee’s custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of

Employee’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of Employee’s employment for any reason.  After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)        The Employee agrees that Employee’s obligation not to disclose or to use information and materials of the types set forth in Sections 2(a) and 2(b) above, and Employee’s obligation to return materials and tangible property, set forth in Section 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3.         Developments.

(a)        The Employee has attached hereto, as Exhibit A, a list describing all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which were created, made, conceived or reduced to practice by the Employee prior to the Employee’s employment by the Company and which are owned by Employee, which relate directly or indirectly to the current or anticipated future business of the Company, and which are not assigned to the Company hereunder (collectively, “Prior Developments”); or, if no such list is attached, Employee represents that there are no Prior Developments.  Employee agrees not to incorporate any Prior Developments into any Company product, material, process or service without prior written consent of an officer of the Company.  If Employee does incorporate any Prior Development into any Company product, material, process or service, Employee hereby grants to the Company a non-exclusive, worldwide, perpetual, transferable, irrevocable, royalty-free, fully-paid right and license to make, have made, use, offer for sale, sell, import, reproduce, modify, prepare derivative works, display, perform, transmit, distribute and otherwise exploit such Prior Development and to practice any method related thereto.

(b)        The Employee will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).  The Employee acknowledges that each original work of authorship which is made by the Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all Employee’s right, title and interest in and to all Developments (other than Prior Developments listed on Exhibit A, if any) and all related patents, patent applications, copyrights and copyright applications.  However, this Section 3(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  The Employee also hereby waives all claims to moral rights in any Developments.

(c)        The Employee agrees to cooperate fully with the Company, both during and after Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4.         Obligations to Third Parties.

The Employee represents that, except as the Employee has disclosed in writing to the Company on Exhibit A attached hereto, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.  The Employee further represents that Employee’s performance of all the terms of this Agreement and the performance of Employee’s duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.         Scope of Disclosure Restrictions.

Nothing in this Agreement prohibits the Employee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  The Employee is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Employee obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding the Employee’s confidentiality and nondisclosure obligations, the Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.         United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7.         Miscellaneous.

(a)        Equitable Remedies.  The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)        Disclosure of this Agreement.  The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(c)        Not Employment Contract.  The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue Employee’s employment for any period of time and does not change the at-will nature of Employee’s employment.

(d)        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by Employee.  The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e)        Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(f)        Waivers.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g)        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(h)        Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in Employee’s duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(i)         Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank]

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

EDITAS MEDICINE, INC.

Date:	By:

Date:
Cynthia Collins

SIGNATURE PAGE TO INVENTION AND NON-DISCLOSURE AGREEMENT

EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED

UNDER SECTION 3(A) OR CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 4

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

Except as indicated above on this Exhibit A, I have no Prior Developments to disclose pursuant to Section 3(a) of this Agreement and no agreements to disclose pursuant to Section 4 of this Agreement.

EMPLOYEE:

By:
Name:

EXHIBIT C

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is made between Editas Medicine, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and the undersigned employee (the “Employee”).

For good consideration, including, without limitation, the employment of the Employee by the Company and, with respect to the non-competition restrictions, the additional consideration set forth in Section 1(c), the Employee and the Company agree as follows:

8.         Non-Competition.

(a)       During the Restricted Period (as defined below), the Employee will not, in the Applicable Territory (as defined below), directly or indirectly, engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided by the Company (a “Competitive Company”), if the Employee would be performing a job or job duties or services for the Competitive Company that is or are similar to the job or job duties or services that the Employee performed for the Company at any time during the last two (2) years of the Employee’s employment.

(b)       Certain Definitions.  Solely for purposes of this Section 1:

(i)         the “Restricted Period” shall include the duration of the Employee’s employment with the Company and the twelve (12) month period thereafter; provided, however, that the Restricted Period shall automatically be extended to two (2) years following the cessation of the Employee’s employment if the Employee breaches a fiduciary duty to the Company or the Employee unlawfully takes, physically or electronically, any property belonging to the Company.  Notwithstanding the foregoing, the Restricted Period shall end immediately upon the Employee’s last day of employment with the Company if: (x) the Company terminates the Employee’s employment other than for Cause (as defined below); or (y) the Company notifies the Employee in writing that it is waiving the post-employment restrictions set forth in this Section 1 (such notice to be provided no later than the Employee’s last day of employment or by the seventh (7th) business day following an Employee’s notice of resignation, if later).

(ii)       “Applicable Territory” shall mean the geographic areas in which the Employee provided services or had a material presence or influence at any time during his/her last two (2) years of employment.

(iii)      “Cause” shall have the same meaning as defined in the Company’s Severance Benefits Plan.

(c)        Additional Consideration for Non-Competition Restrictions.  In exchange for the Employee’s compliance with the restrictions set forth in this Section 1, and as more fully set forth in the Employee’s Offer Letter to which this Agreement is attached, the Company, subject to approval of its Board of Directors where applicable, will grant the Employee the Equity Awards under the Company’s 2015 Stock Incentive Plan. The Employee understands and agrees that the above-stated consideration has been mutually agreed upon by the Company and the Employee, is fair and reasonable, and is sufficient consideration in exchange for the restrictions set forth in this Section 1.

9.         Non-Solicitation.

(a)        While the Employee is employed by the Company and for a period of twelve (12) months after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(i)         Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company which were contacted, solicited, or served by the Company during the Employee’s employment with the Company; or

(ii)       Either alone or in association with others (I) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (II) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (II) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company ended at least six (6) months before the recruitment, hiring, or other engagement.

(b)       If the Employee violates the provisions of any of the preceding paragraphs of this Section 2, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of twelve (12) months has expired without any violation of such provisions.  Further, the twelve (12) month post-employment restrictions set forth in this Section 2 shall be extended to two (2) years if the Employee breaches a fiduciary duty to the Company or the Employee unlawfully takes, physically or electronically, any property belonging to the Company.

10.       Notice of New Employment. The Employee agrees that during any period of time when the Employee is subject to restrictions pursuant to either Section 1 or Section 2, the Employee will notify any prospective employer or entity for whom employee will act as a consultant (if the consulting engagement will exceed fifteen (15) hours) of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.  The Employee further agrees, during such period, to give notice to the Company of each new employment or consulting engagement (if the consulting engagement will exceed fifteen (15) hours) the Employee plans to undertake, at least ten (10) business days prior to beginning any such employment or engagement.  The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Employee’s position with the Entity.  The Employee also agrees to provide the Company with other pertinent information concerning such employment or consultancy as the Company may reasonably request in order to determine the Employee’s continued compliance with his/her obligations under this Agreement.  The Company is aware that Employee has existing commitments, including as a member of the board of several companies and industry organizations and as a consultant through her consulting firm Cynthia Collins & Associates LLC, all of which have been disclosed to the Board of Directors of the Company, and nothing in this agreement or any other agreement with the Company or Company policy is intended to prohibit or prevent her continued service with those engagements and, during the period Employee is employed by the Company, subject to Employee’s compliance with applicable Company policies for approval by the Board (or a committee thereof), of similar board appointments in the future.

11.       Miscellaneous.

(a)        Equitable Remedies.  The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)        Obligations to Third Parties.  The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.  The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company does not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

(c)        Not Employment Contract.  The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time, and does not change the at-will nature of his/her employment.

(d)       Acknowledgments.  The Employee acknowledges that she was provided this Agreement by the earlier of the date of (x) a formal offer of employment, and (y) ten (10) business days prior to the Employee’s commencement of employment with the Company.  The Employee further acknowledges that she has the right to consult with counsel prior to signing this Agreement.

(e)       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by her.  The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)        Interpretation.  If any restriction or definition set forth in Section 1 or Section 2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of conduct, activities, or geographic area, it shall be interpreted to extend only over the maximum period of time, range of conduct, activities or geographic area as to which it may be enforceable.

(g)        Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h)        Waivers.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i)         Tax Withholding; Section 409A.  Any compensatory payments under or referred to in this Agreement will be subject to all required tax and other withholdings.  This Agreement is intended to comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the Agreement will, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A and a termination of employment will mean a “separation from service” as defined in Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided, including a series of installment payments, will be construed as a separate identified payment for purposes of Section 409A.  If and to the extent any portion of any payment, compensation or other benefit provided to the Employee in connection with his/her separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Employee hereby agrees that she is bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth day after the date of his/her death (as applicable, the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Employee during the period between the date of separation from service and the New Payment Date will be paid to the Employee in a lump sum in the first payroll period beginning after such New Payment Date (or, with respect to payment after death, as soon as reasonably practicable and within the time limits permitted by Section 409A), and any remaining payments will be paid on their original schedule.  In any event, the Company makes no representations or warranty and will have no liability to the Employee or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section

(j)        Governing Law and Consent To Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court in Suffolk County, Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such courts.  The Company and the Employee each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(k)        Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his/her duties, authority, title, reporting relationship, territory, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(l)         Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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THE EMPLOYEE ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

EMPLOYEE

Date:
	Name:	Cynthia Collins

EDITAS MEDICINE, INC.

Date:	By:
Name:
Title: